EXHIBIT 99.1

Remark Holdings Announces Fiscal Year 2020 Financial Results

Annual Revenue More Than Doubles to $10.1 Million

LAS VEGAS, NV - March 31, 2021 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital media properties, today announced financial results for its fiscal year ended December 31, 2020.

Management Commentary

“After a challenging start to 2020 with COVID-19 lockdowns in both China and the United States, we saw significant positive momentum in our second half, and in particular, the fourth quarter. For the fourth quarter we reported nearly $5.0 million in revenue, representing more than ten times the $0.4 million recorded in the fourth quarter of 2019,” noted Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “Demand for our AI solutions came from schools, retail outlets, bank branches, and corporate facilities and we expect demand momentum, particularly in the United States, to carry forward into 2021. Additionally, during the quarter we expanded channel partnerships which provide additional opportunities for a further acceleration of growth in 2021.”

Fiscal Year 2020 Business Highlights

•China Mobile continues to implement Remark’s KanKan AI Platform across all 17,800 of their retail stores despite delays caused by COVID-19 lockdowns. As previously noted, Remark’s KanKan AI business also won Phase 2 which will increase the total spend per store, and we expect this to be the first of many additional software services added to the initial scope that will significantly grow the addressable opportunity.

•Smart retail bank branch solutions and new products including the recently launched Digital Marketing Platform were delivered to approximately 150 Bank of China branches in the Szechuan province. Currently servicing 1.8 million customers, the DMP quantifies customer behavior and measures against benchmark performance metrics, allowing for better customized service. Our first installations reflect the initial capture of the $2 billion annual upgrade budget market opportunity as 20,000 branches are scheduled to be upgraded each year.

•Smart school solutions were delivered to over 150 campuses during the year. Software upgrades were implemented to improve computer vision, time attendance system, epidemic prevention system and smart energy saving systems. Discussions are underway to expand our sales channel to additional regions to compete for the 160,000 schools in major cities, and we expect to triple the number of school installations in 2021.

•KanKan worked with China Mobile to begin installations of KanKan AI’s smart community offerings, delivering Phase 1 applications which include access control for vehicles, residents, and delivery personnel. Phase 2 is expected to begin later this year with additional applications including elderly and child safety, elevator access control, restricted area access control, behavioral analysis, and messaging via communication screens. We are targeting 200 new smart communities this year.

•Remark AI’s heath security solutions were chosen by several large medical centers including the UMC group in Las Vegas and Morton Comprehensive Health Services in Tulsa, Oklahoma. One of the world’s largest gaming companies based in Las Vegas, chose Remark AI’s health security platform for access point temperature monitoring at all of their domestic and international facilities.

•Remark’s research and development team released its edge computing systems, the S and T series Smart Boxes, AI-based edge computing boxes equipped with NVIDIA's new generation of high-performance edge computing modules, with a smaller size and lower power requirements. The Remark AI team also won three out of five championships in the Visual Object Tracking category at the 16th European Conference on Computer Vision.

•New channel partnership programs were signed, including a recently-announced relationship with Hewlett Packard Enterprises whereby Remark and HP Enterprises will jointly market AI solutions addressing retail management, security, surveillance, and health security. Additional partnerships and the expansion of existing partnerships are expected throughout 2021.

Fiscal Year 2020 Financial Results

•Revenue for fiscal year 2020 totaled $10.1 million, up from $5.0 million during fiscal year 2019.

◦Revenue in China grew by $4.3 million in 2020 to $7.9 million due to ramped up execution of larger projects such as China Mobile, the initial roll out of bank branch conversions, and the recognition of revenue from ongoing projects with school districts.

◦Revenue from the US-based biosafety business contributed $1.7 million as the company launched thermal imaging products that were delivered to casinos, a school, hotels, medical centers, office buildings, and customers in industries throughout the United States.

◦The increases in revenue from project acceleration in China and our new health safety business was offset by decreases in revenue of $0.6 million in the Remark Entertainment business due to contracts that ended in 2019 that were not renewed, and a decrease in e-commerce revenue of $0.3 million due to our decision to liquidate certain inventory at lower cost.

•Gross Profit improved to $3.7 million in fiscal 2020 from $1.5 million in fiscal 2019 commensurate with increased revenue and improved efficiency experienced by our China business. The overall gross profit margin improved to 37% in 2020 from 30% in 2019.

•The company incurred an operating loss of $14.2 million in 2020, an improvement from the operating loss of $22.8 million in 2019. Headcount reductions and lower rent expense contributed to the improvement, offsetting slight increases in sales and marketing, and technology and development costs.

•Net Loss from continuing operations totaled $13.7 million, or $0.16 per diluted share in the fiscal year ended December 31, 2020, compared to a net loss from continuing operations of $23.0 million, or $0.52 per diluted share in the fiscal year ended December 31, 2019. The company recorded a $3.6 million gain on the termination of a lease which was partially offset by a $1.6 million non-cash loss from the change in the fair value of warrant liability as a result of the increase in the share price of Remark’s common stock and the expiration of a substantial number of warrants during the year.

•At December 31, 2020, the cash and cash equivalents balance totaled $0.9 million, compared to a cash position of $0.3 million at December 31, 2019. Cash increased primarily due to $32.1 million in proceeds from common stock issuances, whose increase was partially offset by use of the proceeds to make debt principal repayments of $13.8 million, to make other liability payments, and to generally operate the business.

“After doubling revenue in 2020, we are forecasting that we can further accelerate growth in 2021 by continuing to execute projects and bringing in new AI-driven opportunities. Our pipeline of domestic business opportunities is growing dramatically, and we plan to add additional channel partnerships in order to leverage our award winning software. Finally, we plan to fortify our balance sheet through a partial monetization of our stake in Sharecare in our second quarter to fund the many opportunities we are currently pursuing,” concluded Mr. Tao.

Conference Call Information

Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.

The live conference may be accessed via telephone or online webcast.

Date: Wednesday, March 31, 2021
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-Free Number: 800.289.0438
International Number: 323.794.2423
Conference ID: 9487880

Online Webcast: http://public.viavid.com/index.php?id=144033.

Participants are advised to login for the live webcast 10 minutes prior to the scheduled start time.
A replay of the call will be available after 7:30 p.m. Eastern time on the same day through April 5, 2021.

Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 9487880

About Remark Holdings, Inc.

Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, public safety and workplace arenas. The company also owns and operates an e-commerce digital media property focused on a luxury beach lifestyle. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at
www.remarkholdings.com.

Forward-Looking Statements

This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contacts

E. Brian Harvey
Senior Vice President of Capital Markets and Investor Relations
Remark Holdings, Inc.
ebharvey@remarkholdings.com
702.701.9514

Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626.623.2000
(+86) 13702108000

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Cash and cash equivalents (includes VIE of $278 and $49, respectively)	$854	$272
Trade accounts receivable, net (includes VIE of $4,850 and $1,862, respectively)	5,027	1,964
Inventory (includes VIE of $112)	874	—
Prepaid expense and other current assets (includes VIE of $248 and $4,159, respectively)	2,043	4,623
Total current assets	8,798	6,859
Property and equipment, net (includes VIE of $43 and $222, respectively)	321	341
Operating lease assets (includes VIE of $281 and $189, respectively)	492	4,359
Investments in unconsolidated affiliates	1,030	1,935
Intangibles, net (includes VIE of $27, respectively)	—	509
Other long-term assets (includes VIE of $68 and $29, respectively)	670	824
Total assets	$11,311	$14,827
Liabilities
Accounts payable (includes VIE of $3,655 and $2,187, respectively)	$8,589	$8,126
Accrued expense and other current liabilities (includes VIE of $3,782 and $8,821, respectively)	6,660	14,326
Contract liability (includes VIE of $147 and $201, respectively)	310	313
Note payable	1,500	3,000
Current maturities of long-term debt, net of unamortized discount and debt issuance cost	—	12,025
Total current liabilities	17,059	37,790
Operating lease liabilities, long-term (includes VIE of $79 and $75, respectively)	194	4,650
Warrant liability	1,725	115
Long - term debt, net	1,425	—
Total liabilities	20,403	42,555

Commitments and contingencies

Stockholders’ Deficit
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 99,505,041 and 51,055,159 shares issued and outstanding; each at December 31, 2020 and 2019, respectively	100	51
Additional paid-in-capital	351,546	319,275
Accumulated other comprehensive loss	(226)	(227)
Accumulated deficit	(360,512)	(346,827)
Total stockholders’ deficit	(9,092)	(27,728)
Total liabilities and stockholders’ deficit	$11,311	$14,827

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2020	2019
Revenue, net	$10,145	$5,020
Cost and Expense
Cost of revenue (excluding depreciation and amortization)	6,422	3,514
Sales and marketing	3,378	3,003
Technology and development	4,142	3,573
General and administrative	9,368	14,174
Depreciation and amortization	308	982
Impairments	772	2,522
Other operating expense	—	6
Total expense	24,390	27,774
Operating loss from continuing operations	(14,245)	(22,754)
Other income (expense)
Interest expense	(1,342)	(1,876)
Other income, net	—	530
Gain on lease termination	3,582	—
Change in fair value of warrant liability	(1,610)	1,268
Other loss	(70)	(172)
Total other income (expense), net	560	(250)
Loss from continuing operations	(13,685)	(23,004)
Loss from discontinued operations, net of tax	—	(2,610)
Net loss	$(13,685)	$(25,614)
Other comprehensive income (loss)
Foreign currency translation adjustments	1	(259)
Comprehensive loss	$(13,684)	$(25,873)

Weighted-average shares outstanding, basic and diluted	85,578	44,432

Net loss per share, basic and diluted
Continuing operations	$(0.16)	$(0.52)
Discontinued operations	—	(0.06)
Consolidated	$(0.16)	$(0.58)